Exhibit (a)(1)(G)
TRIDENT MICROSYSTEMS, INC.
RESTRICTED STOCK UNITS AGREEMENT
(For Non-US Participant)
     Trident Microsystems, Inc. has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms conditions of the Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.
     1. Definitions and Construction.
          1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.
               (a) “Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 4.3.
               (b) “Units” mean the Restricted Stock Units originally granted pursuant to the Award and the Dividend Equivalent Units credited pursuant to the Award, as both shall be adjusted from time to time pursuant to Section 10.
          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     2. Certain Conditions of the Award.
          2.1 Compliance with Local Law. The Participant agrees that the Participant will not acquire shares pursuant to the Award or transfer, assign, sell or otherwise deal with such shares except in compliance with Local Law.
          2.2 Employment Conditions. In accepting the Award, the Participant acknowledges that:

               (a) Any notice period mandated under Local Law shall not be treated as Service for the purpose of determining the vesting of the Award; and the Participant’s right to receive shares in settlement of the Award after termination of Service, if any, will be measured by the date of termination of the Participant’s active Service and will not be extended by any notice period mandated under Local Law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
               (b) The vesting of the Award shall cease upon, and no Units shall become Vested Units following, the Participant’s termination of Service for any reason except as may be explicitly provided by the Plan or this Agreement.
               (c) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.
               (d) The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.
               (e) All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.
               (f) The Participant’s participation in the Plan shall not create a right to further Service with any Participating Company and shall not interfere with the ability of with any Participating Company to terminate the Participant’s Service at any time, with or without cause.
               (g) The Participant is voluntarily participating in the Plan.
               (h) The Award is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to any Participating Company, and which is outside the scope of the Participant’s employment contract, if any.
               (i) The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
               (j) In the event that the Participant is not an employee of the Company, the Award grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore the Award grant will not be interpreted to form an employment contract with any other Participating Company.
               (k) The future value of the underlying shares is unknown and cannot be predicted with certainty. If the Participant obtains shares upon settlement of the Award, the value of those shares may increase or decrease.

               (l) No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares acquired upon settlement of the Award resulting from termination of the Participant’s Service (for any reason whether or not in breach of Local Law) and the Participant irrevocably releases the Company and each other Participating Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.
          2.3 Data Privacy Consent.
               (a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among the members of the Participating Company Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
               (b) The Participant understands that the Participating Company Group holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon settlement of the Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

     3. Administration.
          All questions of interpretation concerning the Grant Notice, this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee. All such determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.
     4. The Award.
          4.1 Grant of Units. On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 4.3 and Section 10. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.
          4.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.
          4.3 Dividend Equivalent Units. On the date that the Company pays a cash dividend to holders of Stock generally, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date and (ii) the total number of Restricted Stock Units and Dividend Equivalent Units previously credited to the Participant pursuant to the Award and which have not been settled or forfeited pursuant to the Company Reacquisition Right (as defined below) as of such date, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited.

     5. Vesting of Units.
          Units acquired pursuant to this Agreement shall become Vested Units as provided in the Grant Notice. Dividend Equivalent Units shall become Vested Units at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited. For purposes of determining the number of Vested Units following an Ownership Change Event, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after the Ownership Change Event.
     6. Company Reacquisition Right.
          6.1 Grant of Company Reacquisition Right. In the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units (“Unvested Units”), and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).
          6.2 Ownership Change Event, Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 10, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy, which shall be treated in accordance with Section 4.3) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Units following an Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.
     7. Settlement of the Award.
          7.1 Issuance of Shares of Stock. Subject to the provisions of Section 7.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7.3, Section 7 or the Company’s Trading Compliance Policy.
          7.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, a certificate for the shares acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
          7.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of United States federal and state law and Local Law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable United States federal, state or foreign securities laws, including Local Law, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
          7.4 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
     8. Tax Withholding.
          8.1 In General. Regardless of any action taken by the Company or any other Participating Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (the “Tax Obligations”), the Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the subsequent sale of shares acquired pursuant to such settlement, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Participant’s liability for Tax Obligations. The Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company and any other Participating Company at the time such Tax Obligations arise. In this regard, the Participant hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for withholding of all applicable Tax Obligations, if any, by each Participating Company which arise in connection with the Award. The Company shall have no obligation to process the settlement of the Award or to deliver shares until the Tax Obligations as described in this Section have been satisfied by the Participant.
          8.2 Assignment of Sale Proceeds. Subject to compliance with applicable law, including Local Law, and the Company’s Trading Compliance Policy, if permitted by the

Company, the Participant may satisfy the Tax Obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to a Participating Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units.
          8.3 Withholding in Shares. If permissible under applicable law, including Local Law, the Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of the Tax Obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a fair market value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.
     9. Effect of Change in Control.
          In the event of a Change in Control, except to the extent that the Committee determines to cash out the Award in accordance with Section 13.1(c) of the Plan, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations with respect to all or any portion of the outstanding Units or substitute for all or any portion of the outstanding Units substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, a Unit shall be deemed assumed if, following the Change in Control, the Unit confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. The Award shall terminate and cease to be outstanding effective as of the time of consummation or the Change in Control to the extent that the Award is neither assumed or continued by the Acquiror in connection with the Change in Control nor settled as of the time of the Change in Control.
     10. Adjustments for Changes in Capital Structure.
          Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares or other property to be issued in settlement of the

Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy, which shall be treated in accordance with Section 4.3) to which the Participant is entitled by reason of ownership of Units acquired pursuant to this Award will be immediately subject to the provisions of this Award on the same basis as all Units originally acquired hereunder. Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.
     11. Rights as a Stockholder, Director, Employee or Consultant.
          The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 4.3 and Section 10. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.
     12. Legends.
          The Company may at any time place legends referencing any applicable United States federal or state or foreign securities law, including Local Law, restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
     13. Miscellaneous Provisions.
          13.1 Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.
          13.2 Nontransferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
          13.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
          13.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
          13.5 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
               (a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
               (b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 13.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).
          13.6 Integrated Agreement. The Grant Notice, this Agreement and the Plan, together with the Superseding Agreement, if any, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.
          13.7 Country-Specific Terms and Conditions. Notwithstanding any other provision of this Agreement to the contrary, the Award shall be subject to the specific terms and conditions, if any, set forth in the Appendix to this Agreement which are applicable to the Participant’s country of residence, the provisions of which are incorporated in and constitute part of this Agreement. Moreover, if the Participant relocates to one of the countries included in the Appendix, the specific terms and conditions applicable to such country will apply to the Award to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan or this Agreement.
          13.8 Applicable Law. Except as provided pursuant to Section 13.7, this Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties as evidenced by this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of Santa Clara, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this Agreement is made and/or performed.
          13.9 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF
TRIDENT MICROSYSTEMS, INC.
RESTRICTED STOCK UNITS AGREEMENT
FOR NON-US PARTICIPANTS
This Appendix includes additional terms and conditions that govern the Award granted to the Participant if he or she resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan or the Agreement.
PEOPLE’S REPUBLIC OF CHINA
The following terms and conditions are applicable only to citizens or passport holders of the People’s Republic of China:
Discretionary Sale of Shares Upon Settlement by Non-Insider Employee. This paragraph shall apply if the Participant is not subject to the Company’s Trading Compliance Policy on the applicable Settlement Date under the Award. The Participant acknowledges that the Company, in its sole discretion, may determine it to be necessary or advisable to require an immediate sale by the Participant of the shares of Stock issued to the Participant on any Settlement Date in order to comply with Local Law. If the Company so determines, then by accepting this Award, and without prior notification of such determination by the Company, the Participant hereby:
(i)	authorizes and directs the Company to deposit the shares of Stock issuable to the Participant on the Settlement Date to an account established for the benefit of the Participant in accordance with Section 7.3 of the Agreement with a brokerage firm designated by the Company (the “Brokerage Firm”); and

(ii)	irrevocably appoints the Company as the Participant’s agent to instruct the Brokerage Firm to sell on behalf of the Participant at the prevailing market price on the Settlement Date (or on the next trading day if the Settlement Date is not a day on which the markets are open for trading) the shares of Stock deposited with the Brokerage Firm on such Settlement Date; and

(iii)	irrevocably assigns to the Company or any other Participating Company out of the proceeds of such sale of shares an amount equal to the Tax Obligations required to be withheld in accordance with Section 8 of the Agreement, and authorizes the Company to instruct the Brokerage Firm to pay to the Company or another Participating Company an amount equal to the Tax Obligations required to be withheld; and

(iv)	authorizes and directs the Company to instruct the Brokerage Firm to deliver the proceeds of such sale of shares, net of brokerage commissions, fees and Tax

Obligations withheld, to the Company for the benefit of the Participant and to be deposited to a designated custodial account for payment to the Participant; and

(v)	authorizes the Company and any other Participating Company to provide to the Brokerage Firm information regarding the details of the Award and the Tax Obligations, and authorizes the Brokerage Firm to provide to the Company and any other Participating Company confirmation of the details of the sale of the shares of Stock.
Mandatory Sale of Shares Upon Settlement by Insider Employee. This paragraph shall apply if the Participant is subject to the Company’s Trading Compliance Policy on the applicable Settlement Date under the Award. The Company shall require an immediate sale by the Participant of the shares of Stock issued to the Participant on each such Settlement Date under the Award. By accepting this Award, the Participant hereby irrevocably appoints the Company as the Participant’s agent and authorizes the Company, any other Participating Company, and the Brokerage Firm to take each of the enumerated actions described in the preceding paragraph in connection with each such sale of shares.
Special Administration in China. The vesting of the Award and the Participant’s ability to receive funds upon the sale of shares to be issued in settlement of the Award, as described above, will be contingent upon the Company or its Affiliate obtaining approval from the State Administration of Foreign Exchange (“SAFE”) of the People’s Republic of China for the related foreign exchange transaction and the establishment of a SAFE-approved bank account. The receipt of funds by the Participant from the sale of the shares and the conversion of those funds to the local currency must be approved by SAFE. In order to comply with the SAFE regulations, the proceeds from the sale of the shares must be repatriated to China through a SAFE-approved bank account established and monitored by the Company or its Affiliate.
FRANCE
Acknowledgment. “En signant et renvoyant le présent document décrivant les termes et conditions de mon attribution de récompense, je confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce contrat) qui m’ont été communiqués en langue anglaise. J’en accepte les termes en connaissance de cause.”
“By signing and returning this document providing for the terms and conditions of my Award grant, I confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to me in English. I accept the terms of those documents accordingly.”
HONG KONG
Securities Law Notice. The Award and shares of Stock issued upon settlement of the Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its affiliates. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable

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securities legislation in Hong Kong. These documents have not been reviewed by any regulatory authority in Hong Kong. The Award is intended only for the personal use of the Participant and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix or the Plan, the Participant should obtain independent professional advice.
Vesting of Awards and Sale of Shares. In the event that the Award vests and shares of Stock are issued to the Participant within six months after the Date of Grant, the Participant agrees that he or she will not dispose of any of such shares prior to the date six months following the Date of Grant.
INDIA
The Participant must repatriate all proceeds received from the sale of shares of Stock acquired upon settlement of the Award to India within ninety (90) days following the date of sale. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Participant’s employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
NETHERLANDS
Notification for Dutch Employees
The Participant has been granted an Award pursuant to which the Participant may acquire shares of Stock. The Participant should be aware of the Dutch insider trading rules, which may affect the sale of Stock. In particular, the Participant may be prohibited from effecting certain share transactions if the Participant has “inside information” regarding the Company. The applicable restrictions are further discussed below. The Participant is advised to read the discussion carefully to determine whether the insider trading rules could apply to the Participant. If it is uncertain whether the insider trading rules apply, the Company recommends that the Participant consult with his or her legal advisor. Please note that the Company cannot be held liable if the Participant violates the Dutch insider trading rules. The Participant is responsible for ensuring compliance with these rules.
Prohibition Against Insider Trading. Dutch securities law prohibits insider trading. Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch subsidiary or affiliate who has inside information.
Given the broad scope of the definition of inside information, certain employees of the Company or of a Participating Company working at its Dutch subsidiary or affiliate may have inside information and thus are prohibited from engaging in a transaction in securities of the Company in the Netherlands at a time when they have such inside information.

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By entering into the Agreement, the Participant acknowledges having read and understood the notification above and acknowledges that it is the Participant’s responsibility to comply with the Dutch insider trading rules.
SINGAPORE
Securities Law Notice
The Award and the shares of Stock to be acquired upon settlement of the Award are offered on a private basis and are therefore exempt from registration in Singapore.
UNITED KINGDOM
Tax and National Insurance Contributions Acknowledgment. The following provision supplements Section 8 of the Agreement:
The Participant agrees that if he or she does not pay, or the Company or another Participating Company does not withhold from the Participant, the full amount of the Tax Obligations that the Participant owes due to the vesting of the Award, or the release or assignment of the Award for consideration, or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Participant’s employer, effective ninety (90) days after the Taxable Event. The Participant agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company or another Participating Company may recover the loan at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Participating Company, by withholding in shares of Stock issued upon settlement of the Award or from the cash proceeds from the sale of shares of Stock or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any shares of Stock to him or her unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Participant is an executive officer or director (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an executive officer or director and Tax Obligations are not collected from or paid by him or her within ninety (90) days after the Taxable Event, the amount of any uncollected Tax Obligations may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant will be responsible for reporting any income tax and National Insurance Contributions due on this additional benefit directly to HMRC under the self-assessment regime.
Joint Election for Pass-Through of Employer National Insurance Contributions. The Participant acknowledges and agrees that participation in the Plan and the vesting of the Award

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may, at the Company’s discretion, be subject to and contingent upon the Participant’s prompt execution of the Inland Revenue approved joint election in the form provided by the Company or its subsidiary, transferring all or a portion of the Company’s (or its subsidiary’s) National Insurance Contribution liability to the Participant.

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